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Exhibit 12

GTE Hawaiian Telephone Company Incorporated and Subsidiaries

STATEMENT OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)

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                                                          Three Months
                                                             Ended
                                                            March 31,
                                                              1998
                                                         --------------
Net earnings available for fixed charges:
  Income from continuing operations                      $       15,221
  Add - Income taxes                                              7,857
        - Fixed charges                                          11,416
                                                         ---------------

Adjusted earnings                                        $       34,494
                                                         ===============

Fixed charges:
  Interest expense                                       $       10,357
  Portion of rent expense representing interest                   1,059
                                                         ---------------

Adjusted fixed charges                                   $       11,416
                                                         ===============

RATIO OF EARNINGS TO FIXED CHARGES                                 3.02
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